Exhibit 99.1

POPE & TALBOT, INC.

NEWS RELEASE

Contact: Mark Rossolo 503-274-4054

For Immediate Release January 10, 2008

Pope & Talbot Announces Agreement to Sell Three Pulp Mills to Sinar Mas Group

Agreement subject to approval by US Bankruptcy Court and Canadian Court allows for competing bids to be considered before sale is finalized.

PORTLAND, Ore.—Pope & Talbot, Inc. (Pink Sheets: PTBT) today announced that it has agreed to sell three pulp mills to one or more affiliates within the Sinar Mas Group. The value of the transaction to Pope & Talbot is approximately $225 million, including the assumption of certain liabilities and $100 million of working capital proceeds that is not subject to the sale, to be realized after closing. The three pulp mills, located in Nanaimo, British Columbia, Mackenzie, British Columbia and Halsey, Oregon are producers of high-quality softwood pulp. “We are delighted with this development, as this is an important milestone in maximizing value for our stakeholders.” said Harold Stanton, Pope & Talbot President and CEO. “The past 6 months have been very trying on our folks and it is exciting that they will have the opportunity to join a world class pulp and paper producer like Sinar Mas Group”.

The sale is subject to approval by the US Bankruptcy Court and the Canadian Court, and will be effected under procedures that provide for opportunity for other parties to submit competing proposals subject to court approved bidding procedures and protections for the purchaser(s). The transaction is also subject to customary regulatory approvals in Canada and the United States, and Pope & Talbot expects to receive such approvals and close the transaction in the first quarter of 2008.

Pope & Talbot is a pulp and wood products business. The Company is based in Portland, Oregon and trades on the Pink Sheets under the symbol PTBT. Pope & Talbot was founded in 1849 and produces market pulp and softwood lumber at mills in the US and Canada. Markets for the Company’s products include the US, Europe, Canada, South America and the Pacific Rim. For more information, please check our website at www.poptal.com.

Sinar Mas Group is a global enterprise with significant interests in pulp and paper in Indonesia, China and elsewhere. Sinar Mas is the largest producer of pulp and paper in Asia and is one of the top five in the world. A spokesperson for Sinar Mas Group stated that “Sinar Mas is pleased to have entered into this agreement since it represents an important step in our global strategy for pulp and paper. We look forward to working closely with management, labor unions and employees to ensure that the pulp business of Pope & Talbot is stabilized, strengthened and enhanced through the obvious synergies and growth potential presented by our existing pulp and paper business.”

Caution Regarding Forward-Looking Statements

This press announcement and other Pope & Talbot communications may contain statements relating to future performance of Pope & Talbot that are forward-looking statements. These statements relate to Pope

1500 S.W. First Avenue • Portland, Oregon 97201 • 503-228-9161

& Talbot’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. Pope & Talbot cautions readers that any such forward-looking statements are based on assumptions that it believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with being a debtor in possession in a chapter 11 proceeding and a debtor company under the Companies’ Creditors Arrangement Act (Canada), including the satisfaction of conditions precedent to funding, fluctuations of the borrowing base and other limitations that may affect Pope & Talbot’s continued ability to borrow under its debtor-in-possession credit facility to finance its operations, the occurrence of a termination event thereunder, court approval of the proposed sale, Pope & Talbot’s relationship with and payment terms provided by its trade creditors, additional financing requirements, the results of renegotiating certain key commercial agreements, the effect of commodity and raw material prices, foreign currency fluctuations, the effect of U.S. housing market conditions and other uncertainties previously detailed in Pope & Talbot’s filings with the SEC. Due to these uncertainties, there is an inherent risk that actual results will differ materially from any forward-looking statements. Pope & Talbot is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

1500 S.W. First Avenue • Portland, Oregon 97201 • 503-228-9161